UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
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ENTRUST, INC.

(Name of Registrant as Specified In Its Charter)

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Capitalized terms used but not defined in this filing shall have the meanings ascribed to them in the Definitive Proxy Statement filed with the Securities and Exchange Commission by Entrust, Inc. (the “Company”) on May 12, 2009 (the “Proxy Statement”) relating to a special meeting of the Company stockholders to vote on the merger contemplated by the Agreement and Plan of Merger by and among HAC Holdings, Inc. (“Newco”), HAC Acquisition Corporation and the Company dated as of April 12, 2009.

“Go-Shop” Process and Results

As the Company previously disclosed on May 14, 2009, pursuant to the Merger Agreement, the Company actively initiated, solicited and encouraged the submission of Acquisition Proposals by third parties during the “Go-Shop Period,” which ended at 11:59 p.m. Eastern Time on May 13, 2009. During the Go-Shop Period, the Company and its advisors interacted with 35 separate parties to discuss their interest in making a proposal to acquire the Company. These 35 separate parties included a combination of security software companies, diversified software companies, technology and industrial companies and private equity parties. Out of the 35, 11 executed NDAs, which then allowed the 11 parties access to non-public financial and company information as well as access to the company’s management team for briefings and financial due diligence sessions.

Upon the expiration of the Go-Shop Period and as a result of the Company’s solicitations during the Go-Shop Period, the Company received written, non-binding indications of interest from three separate parties, each of which contemplated a per share price payable to Company stockholders higher than the per share price contemplated by the Merger Agreement, but each of which was also subject to significant conditions, including completion of further due diligence, arranging financing and negotiation of definitive agreements. After careful deliberation and consultation with the Company’s financial advisor and legal counsel, the Company qualified each of the three parties from whom the Company received an indication of interest as an “Excluded Party” under the Merger Agreement. Two of the Excluded Parties were modestly-sized operating companies and one was a private equity firm.

After designating each of the Excluded Parties, the Company provided extensive due diligence materials to, and continued discussions and negotiations with, each of these three parties as permitted under the Merger Agreement. The Strategic Planning Committee of the board of directors of the Company has conducted all negotiations on behalf of the Company with the three Excluded Parties, assisted by Barclays Capital (the Company’s financial advisor) and senior management of the Company when requested and authorized by the Strategic Planning Committee. Each of the three Excluded Parties was provided full access to the Company’s on-line data room, Company management and the Strategic Planning Committee in order to complete its due diligence of the Company. The committee unanimously recommended to the board of director that none of the parties who provided a non-binding indication of interest presented an offer sufficient to constitute a “superior proposal” within the meaning of the merger agreement or that the committee considered likely to lead to a “superior proposal.” The board of directors then voted and agreed that there were no superior proposals or likely superior proposals, and that the Company would no longer actively pursue discussions with these parties. The board of directors also determined that extending the negotiating process further would pose significant business risk to the Company, and could place the proposed Merger under the definitive agreement with Thoma Bravo in jeopardy. Accordingly, the board of directors of the Company is no longer actively pursuing discussions with these Excluded Parties or any other third parties.

Additional Supplemental Disclosure

The Company recognizes that its stockholders need as complete and up-to-date information as is possible regarding the proposed Merger, as well as sufficient time to evaluate that information, in order to vote their shares at the anticipated special meeting of stockholders. The Company further recognizes that the existence of the “Go-Shop” process, by its nature, held out the promise of potentially superior offers to the definitive agreement with Thoma Bravo. The disclosure provided above is intended to provide Company stockholders with information regarding the results of the “Go-Shop” process.

Additionally, the Company notes that certain stockholder advisory services have provided recommendations to Company stockholders prior to the filing of these Definitive Additional Materials to the Proxy Statement. The Company’s responses to certain of the assertions and conclusions in those recommendations are set forth below.

Recent Trading Price

Certain of the stockholder advisory services noted that, at the time they issued their advisory publications, the Company’s common stock was trading at a premium of more than ten percent (10%) above the proposed $1.85 per share offer price from Thoma Bravo. Certain of the advisory services also noted that the high trading premium implied that the market expected a higher revised offer for the Company and that the downside risk of voting against the Thoma Bravo transaction appears limited.

The Company believes that the Common Stock trading prices (and the premiums those prices represented) following the announcement of the three “indications of interest” received during the “go-shop” period do not provide accurate indicators of whether the $1.85 per share price offered by Thoma Bravo is fair. With significant deal certainty in the Thoma Bravo transaction at the $1.85 price, no financing contingencies, robust remedies available to the Company in the event of a breach, and a cash threshold and stockholder approval as the most significant conditions to close, a “virtual floor” of $1.85 was in place, which allowed for speculation that a higher value could be possible in the “go-shop” period. This speculation resulted in inflated stock prices on the chance that one or more of the three non-binding indications of interest would mature into a binding offer at a more than $1.85 per share. As discussed above in “Go-Shop Update,” none of these indications of interest resulted in, or is likely to result, in a Superior Proposal. Indeed, once the Company issued its press release on June 4, 2009 reporting that no

Superior Proposal had been received, the Company Common Stock price returned to the trading levels below the Thoma Bravo offer price of $1.85.

The Company reiterates that the price of $1.85 per share represents a premium of approximately 22.5% to the average closing share price of the Company’s Common Stock for the thirty days prior to April 9, 2009, and a premium of approximately 25.8% to the average closing price for the ninety trading days prior to April 9, 2009.

Moreover, the downside risk of our stockholders voting against the proposed transaction with Thoma Bravo could be significant. As described in definitive proxy statement, the company faces significant challenges operating as a stand alone entity. If the company does not meet or exceed its operating goals, it is likely that its stock price would decline. The company and many sub-scale companies have a history of difficulty in meeting such goals and given the economic environment meeting such goals is particularly challenging. Were the stock to trade down to its average closing price for just the 30-days prior to April 9, 2009, the date we announced the proposed Merger, our stockholders would face substantial losses in value. It is also possible that the stock price could decline even further and stockholders could face even more substantial losses. These risks are amplified by the fact that the management team has invested a significant amount of time in support of the “Go-Shop” process, which has limited the amount of time invested in the on-going operations of the Company which could negatively impact operating results. In addition, approximately 31 million shares of the Company stock have traded since the deal was announced on April 13th, 2009. If a transaction is not consummated with Thoma Bravo, it is possible that shareholders who purchased the stock on speculation of an increased offer price will sell these shares, resulting in a depressed share price for an extended period.

Timing of the Proposed Merger

Certain of the advisory services noted the comments made by one of directors that the proposed merger consideration is insufficient and that there is no necessary reason for the company to be sold at a low valuation at present, especially in light of the fact that the Company received written indications of interest from two large strategic buyers at greater than $1.85 per share.

The statement that the price offered by Thoma Bravo is too low “in light of fact that the Company received written indications of interest from two large strategic buyers at significantly higher prices per share than offered by Thoma Bravo” is in contrast to the objective facts. The offers that referred to were highly contingent, non-binding indications of interest that were delivered to the Company more than one year ago. Both of these parties were approached by the Company’s financial advisor during the “go-shop” process and both declined to submit an indication of interest. Further, neither party expressed interest in signing an NDA, or speaking with the Strategic Planning Committee or Company management. These companies have also made other acquisitions in the security space. As is common knowledge, the economy as a whole and the stock market in particular (including the company’s Common Stock) suffered tremendous losses over the time since those non-binding indications of interest were received. Moreover, those indications of interest were not binding offers capable of being accepted at the time they were delivered, nor were they available for acceptance by the company during the period of negotiations with Thoma Bravo.

The company believes that our stockholders should not be focused on the valuation attributed to our Common Stock under a non-binding indication of interest over a year ago, but instead whether the present offer from Thoma Bravo, after a thorough evaluation of strategic alternatives available to the Company, is fair under the current economic circumstances, and also in light of the fact that no Superior Proposals materialized after a robust Go-Shop process. After a thorough two year process of evaluating strategic alternatives available to the Company, to sell the Company, the Thoma Bravo offer is the only one that led to a definitive agreement. Our board of directors has determined that it is fair to and in the best interest of the Company’s stockholders and recommends that you vote “FOR” the proposed Merger.

Management Benefits

Certain of the payments and equity stakes to be received by members of the company’s senior management upon completion of the Merger have been mischaracterized as “success fees” and have been criticized.

In the definitive proxy statement, the Company believes the dissenting director mischaracterized certain of the payments to be received upon completion of the Merger by some executives of the company as “success fees”. The “success fees” actually represent payments to the executives in lieu of contractually guaranteed larger payments that the executives would have been eligible for under existing Severance & Change in Control Agreements. Moreover, these executives have agreed to enter into new severance arrangements that provide for substantially reduced severance entitlements and no change in control bonuses. These new arrangements are reflected in non-binding term sheets entered into between the executives and Thoma Bravo and are expected to be memorialized by definitive agreements in connection with the closing of the Merger.

The existing Severance & Change in Control Agreements were approved by both the Company’s board of directors and Compensation Committee, and the dissenting director served on both of these bodies, at the time they were implemented. The Severance & Change in Control Agreements were designed in 2003 to deal with CEO retention and to put in place reasonably generous severance benefits for key officers to provide appropriate incentives for their cooperation in completing a sale of the business, should the board of directors determine to pursue such a transaction. The board of directors believes that the agreements have fulfilled both functions. The dissenting director, on the other hand, now views payments related to these agreements as creating a conflict of interest in relation to a change of control.

As described in the definitive proxy statement, it is customary for executives to receive equity interest in the surviving corporation to create retention and align compensation to company performance. The equity in the surviving corporation to be received cannot be easily valued. It is subject to vesting, based both on the passage of time and meeting performance targets, and is comprised primarily of common stock, which will be junior to outstanding preferred stock both in liquidation and other preferences. The stock will also be illiquid. The Company does not view these equity stakes as “success fees”.

Management Involvement in Negotiations

Certain assertions have been made that as a result of the payments and equity grants contemplated to certain members of the company’s senior management, these individuals were conflicted and should not have had any involvement in the “go-shop” process.

At the time the Company was negotiating the definitive merger agreement with Thoma Bravo, it was aware of the potential for a perceived conflict of interest with respect to management’s involvement in the process. The board of directors took two steps to ensure that there was not a conflict of interest. First, the Board of Directors separated the role of CEO and Chairman of the Board. They also delegated authority to the Strategic Planning Committee to negotiate the terms of the merger agreement, including the terms of the Go-Shop provisions. The management did not negotiate any of the terms of the definitive agreement with Thoma Bravo, they were given permission to negotiate term sheets regarding equity and potential compensation with Thoma Bravo after Thoma Bravo convinced the Strategic Planning Committee that no definitive agreement could be reached in the absence of such. As would be expected management prepared the initial drafts of the disclosure schedules and were consulted with respect to certain issues in the definitive agreement.

Additionally, when the “Go-Shop” process began, it was the Strategic Planning Committee that led the process and negotiations, with the assistance of the Company financial advisor, Barclays Capital. Management was involved only as necessary to facilitate due diligence and only as approved by the Strategic Planning Committee. Any allegation that management led the process or engaged in conflicts of interest with respect to the process is entirely unfounded and contrary to the findings of the board of directors.

Postponement of Special Meeting of Stockholders

In view of the absence to date of any Superior Proposal, the board of directors of the Company determined that the Company stockholders should be provided additional time to evaluate the information disclosed above regarding the results of the Go-Shop process prior to voting at the special meeting of stockholders previously currently scheduled for June 8, 2009. Accordingly, as announced on June 4, 2009, the board of directors of the Company has postponed the June 8, 2009 special meeting to July 10, 2009. The record date for stockholders entitled to vote at the special meeting will remain May 11, 2009, which will allow those stockholders as of that date to vote on the acquisition as well as provide the timeliest vote. Stockholders who have previously voted may change their vote, but need not vote again.

Reaffirmation of Board Recommendation

In view of the absence of any Superior Proposal and for all of the reasons provided in the Proxy Statement, the board of directors of the Company reaffirms its view that that Merger contemplated by the Merger Agreement is fair to and in the best interests of the Company and its stockholders, and unconditionally reaffirms its recommendation that all Entrust stockholders vote “FOR” the approval of the Merger contemplated by the Merger Agreement at the special meeting of stockholders now scheduled to be held on July 10, 2009.